EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT
                              --------------------


          THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into by and between BILL R. SANFORD, residing at 4745 Sherwin Road, Willoughby, Ohio ("Sanford" or "Employee") and STERIS CORPORATION, an Ohio corporation with its principal place of business at 5960 Heisley Road, Mentor, Ohio ("Steris" or the "Company") on the 19th day of June, 2000;


                                  WITNESSETH:

          WHEREAS, Sanford has served the Company prior to March 21, 2000 (the "Effective Date") in the capacity of Chairman of the Board, President and Chief Executive Officer; and

          WHEREAS, Sanford's efforts over the last 13 years since he founded the Company have contributed significantly to the success of the Company and enhancement of shareholder value; and

          WHEREAS, Sanford and Steris want to document an employment and succession plan for the orderly transition of management responsibilities to effectuate Sanford's eventual separation from the Company in accordance with previous discussions and mutual understandings; and

          WHEREAS, Steris is desirous of retaining Sanford in an appropriate role, to further enhance shareholder value, based on his leadership abilities and value to the Company; and

          WHEREAS, Sanford and Steris entered into an Employment Agreement on March 21, 2000 to set forth their agreement concerning an orderly succession plan; and

          WHEREAS, Sanford and Steris desire that this Agreement supercede the Employment Agreement entered into on March 21, 2000 in order to provide for a more accelerated succession plan.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, Sanford and Steris agree as follows:

          1.   Employment.  (a) From the Effective Date until the Changeover
               ----------
Date (as defined below) (the "Transition Period"), Sanford shall remain as Chairman of the Board and Chief Executive Officer of the Company at the base salary of $500,000 and eligible to participate in the Company's Senior Executive Management Incentive Compensation Plan (the "SEMICP"). Sanford's participation in the SEMICP shall be prorated based on the number of calendar months of fiscal year 2001 prior to and including the month of the Changeover Date (so that a partial month will be treated as a full month), provided that Sanford shall receive for such months a fixed amount of $67,500 per month with respect to the SEMICP. The SEMICP participation shall be calculated and paid as provided in the SEMICP payable July 15, 2000, with respect to the second calendar quarter, and August 15, 2000, with respect to the month of July. As Chairman of the Board and Chief Executive Officer of the Company, Sanford shall do and perform such reasonable executive and managerial responsibilities and duties as may be assigned to him heretofore and hereafter from time to time by the Board of Directors of the Company.

          (b) On the date of the year 2000 annual meeting of the shareholders of Steris, (the "Changeover Date"), the Board of Directors shall elect a new Chairman of the Board and new Chief Executive Officer. Sanford will continue as an employee serving as Executive Founder and Special Executive Advisor to the Company ("Executive Founder") reporting to the Board of Directors of the Company. The duration of Sanford's employment as Executive Founder shall commence on the Changeover Date and terminate on the expiration of five (5) years thereafter unless earlier terminated pursuant to Section 15 of this Agreement ("Post-CEO Employment Period"). Sanford shall perform such duties as Executive Founder as may from time to time be assigned by the Board of Directors relating to specific studies, exploration of strategic alternatives, and/or similar projects which do not unreasonably conflict with any other employment responsibilities of Sanford. While an Executive Founder, the parties recognize that Sanford may have full-time employment elsewhere. During the Post-CEO Employment Period when Sanford serves as Executive Founder, his salary will be $50,000 per year or, after such time as Sanford accepts full-time employment elsewhere, $12,000 per year. On the Changeover Date, the Company shall pay to Sanford the amount of $3,300,000; which amount shall be paid to the estate of Sanford in the event of his death prior to the Changeover Date. All amounts payable under this Agreement shall be subject to applicable tax and other withholding and reporting as required by law.

          (c) Sanford has resigned, effective on the Effective Date, his position as President of the Company. In addition, Sanford has resigned, effective the Changeover Date, his positions as Chairman of the Board and Chief Executive Officer. Sanford has resigned, effective immediately, (i) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (ii) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (iii) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company or any subsidiary or other affiliate of the Company, and
(iv) from any other directorship, office, trustee or other position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Sanford is serving in the directorship, office, trustee or other position of the Other Entity at the request of the Company; provided, however, that if such resignation results in noncompliance with any statute, rule or regulation applicable to any entity, subsidiary, other affiliate of the Company or Other Entity, such resignation shall be effective at such time as the resignation would be in compliance with any such statute, rule or regulation. Sanford will not (i) seek re-election as a Director of the Company at the year 2000 annual meeting of shareholders or (ii) accept a nomination for election as a Director of the Company at any annual or special meeting of shareholders after the date hereof. The Company hereby consents to and accepts such resignations.

          2.   Put Option.  During the period commencing on the first
               ----------
anniversary of the Changeover Date and ending on February 28, 2002, the Company agrees that, upon the request of Sanford, it will repurchase up to 600,000 Common Shares of the Company which Sanford owns as of the date of this Agreement for a price per share equal to $15.00 ("Stock Purchase Payment"), adjusted as appropriate to reflect any stock splits, stock or extraordinary dividends, recapitalizations or other similar changes in the Company's capital structure between the Effective Date and the closing of the repurchase. The Company agrees that Sanford may transfer this Put Option, in whole or in part, to any transferee of his Common Shares, provided such transferee is Sanford's spouse, lineal descendant, a trust or other entity whose beneficiaries are Sanford, his spouse or lineal descendants or any combination thereof and such transfer is in compliance with applicable federal or state securities laws.

          3.   Loan Repayment.  As of the date hereof, Sanford has an
               --------------
outstanding promissory note payable to the Company (the "Promissory Note") bearing interest at 5.7% per annum, payable on February 28, 2002. In the event that Sanford fully observes, performs and discharges all of his obligations under this Agreement (except to the extent his earlier death or disability precludes his performance of services hereunder), the Company will forgive the Note on February 28, 2002; provided, however, that prior to forgiveness of such Note Sanford, or his estate, provides the Company with funds in an amount sufficient for the Company to satisfy any applicable tax requirements.

          4.   Stock Options.  All of Sanford's stock options which are listed
               -------------
on Exhibit A hereto shall remain outstanding to the extent of their original term during the Transition Period and Post-CEO Employment Period, all in accordance with the terms of the Amended Nonqualified Stock Option Plan, 1994 Equity Compensation Plan or the 1997 Stock Option Plan (the "Option Plans"), and the applicable notice of grant or other option agreement. The Company confirms that the Option Plans (or applicable notice of grant or other option agreement) provided that all unvested options granted under Option Plans shall vest on the occurrence of a Change in Control, as defined in the 1994 and 1997 Stock Option Plans or in the case of the option agreement dated July 23, 1997 upon the occurrence of similar corporate transactions described therein.

          5.   Continuation of Health Insurance and Other Employment Benefits.
               --------------------------------------------------------------
During the Transition Period and the Post-CEO Employment Period until Sanford accepts full-time employment elsewhere, (a) Sanford will be entitled to continue to participate in Steris' insurance, retirement and other employment benefits programs to the same extent as he participates prior to the date of this Agreement and (b) in the event Sanford requires an office outside Steris, Steris shall pay the cost of maintaining such office, but not an amount in excess of $2,000 per month.

          6.   Other Benefits.  Upon the Changeover Date, or as soon as
               --------------
practicable thereafter, the Company agrees, at no cost to Sanford, to transfer to Sanford all of its rights in: the Company's rights to the key-man universal insurance policy on Sanford's life. Sanford agrees to be liable for costs of such insurance policy, to the extent not previously paid by the Company. In addition, for a period of three (3) years after the Changeover Date, Sanford shall be entitled to have the Company continue to pay all membership dues at two clubs. For a period of one (1) year after the Changeover Date, the Company shall provide Sanford with tax preparation assistance and trust and estate planning assistance, but not an amount in excess of $10,000 in the aggregate.

          7.   Attorneys' Fees.  On or about the Effective Date, Steris shall
               ---------------
pay Sanford's counsel fees for legal services provided to Sanford in connection with the negotiation and preparation of this Agreement and the prior Employment Agreement, but not an amount in excess of $25,000.

          8.   Approval of Announcements/Disclosures.  All announcements
               -------------------------------------
promulgated by Steris, both internal and external, concerning Sanford shall be reviewed and approved by Sanford prior to distribution and/or dissemination. Except as required by applicable law, no press releases of any nature regarding this Agreement shall be made by any party to this Agreement without approval of the other party.

          9.   Personal Effects.  After the execution and delivery of this
               ----------------
Agreement and prior to the Changeover Date, at no cost to Sanford, Sanford shall be entitled to his office furniture and furnishings including, but not limited to, his computers, printers, fax machines, portable phone, awards and other personal possessions. Except as may be restricted and subject to Section 12 of this Agreement, Steris shall transfer to Sanford all software currently installed on such office computer.

          10.  Competition.  (a)  During the Transition Period and the Post-CEO
               -----------
Employment Period, Sanford shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of not more
                             --------  ------
than two percent of any class of securities of any entity shall not be deemed a violation of this Agreement. Sanford's continued service in the positions which he currently holds with the approval of the Steris Board of Directors, which are listed on Exhibit B to this Agreement, or on similar boards of directors or trustees of institutional investors or nonprofit organizations, shall not be deemed a violation of this Section 10; provided Sanford is not directly involved in the management of any competitor. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof, including, without limitation, providing infection prevention, contamination prevention, microbial reduction and therapy support systems, products, services and technologies to health care, scientific, research, food and industrial customers throughout the world.

          (b) In the event Sanford shall violate any provision of this Section 10 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Section 15 of this Agreement.

          (c) Sanford has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 10 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Sanford, would not operate as a bar to Sanford's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Sanford. Sanford further acknowledges that his obligations in this Section 10 are made in consideration of, and are adequately supported by the payments by the Company to Sanford described in this Agreement.

          11.  No Solicitation of Employees.  Sanford agrees that he will not:
               ----------------------------

          (a) Employ, assist in employing, or otherwise associate in business with any person who is, or has been in the 12 month period prior to such individual's association with Sanford an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company or such employee contacts Sanford after voluntarily terminating his employment in circumstances which do not violate (b) of this Section 11.

          (b) Induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

          12.  Confidential Information.
               ------------------------

          (a) Sanford acknowledges and agrees that in the performance of his duties as an officer and employee of the Company he was brought into frequent contact with, had or may have had access to, and/or became informed of confidential and proprietary information of the Company and/or information which is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation:
(a) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (b) certain prospective customer and distributor information lists, etc., (c) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (d) product and material costs, (e) suppliers' and prospective suppliers' names, addresses and contracts, (f) future corporate planning data, (g) production methods and equipment, (h) marketing strategies, (i) the Company's financial results and business condition, and (j) any other information which constitutes a "trade secret" under federal or state law. Such Confidential Information is more fully described in Subsection (b) of this Section 12. Sanford acknowledges that the Confidential Information of the Company gained by Sanford during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

          (b) Sanford will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Sanford may have acquired such Confidential Information. Sanford specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Sanford and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Sanford of confidential or proprietary or trade secret information after the termination of Sanford's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

          (c) Upon expiration of the Post-CEO Employment Period, Sanford will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files and all other property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

          (d) Sanford further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party to this Agreement, until and unless such Confidential Information of the Company shall have become, through no fault of Sanford generally known to the public or Sanford is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Sanford's obligations under this Section 12 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Sanford may have to the Company under general legal or equitable principles or statutes.

          13.  Disclosure; Trading Restrictions.
               --------------------------------

          (a) From the date of this Agreement through the end of the Post-CEO Employment Period, Sanford will communicate his role as Executive Founder and the contents of Sections 10, 11, 12, 13 and 14 of this Agreement to any person, firm, association, or corporation other than the Company, which he intends to be employed by, associated in business with, or represent.

          (b) Sanford shall take no action with respect to the Company's common shares that is in violation of the Company's policies with respect to trading in common shares, it being understood that exercise of the put option under Section 2 shall not be deemed in violation of these policies. The Company will not prevent Sanford from making any sale of the Company's common shares or from exercising any options for the Company's common shares on a cashless basis during any part of any open window period.

          14.  Certain Activities.  During the Transition Period and the Post-
               ------------------
CEO Employment Period, Sanford shall not, and shall cause his affiliates not to, except within the terms of a specific written consent of the Chairman of the Compensation Committee of the Board of Directors, propose, discuss or have any communication with any other person, directly or indirectly, relating in any way to (i) any form of business combination, acquisition or other transaction relating to the Company or any affiliate of the Company and any other party or any affiliate of any other party, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any affiliate of the Company, or (iii) any demand, request or proposal to (1) acquire, or offer, propose or agree to acquire, by purchase or otherwise, any shares of common stock of the Company ("Voting Securities"), (2) make, or in any way participate in, any solicitation of proxies with respect to any such Voting Securities of the Company (including, without limitation, by the execution of action by written consent), become a participant in any election contest with respect to the Company or seek to influence any person with respect to any such Voting Securities, (3) participate in or encourage the formation of any partnership, syndicate or other group which owns or seeks or offers to acquire beneficial ownership of any such Voting Securities or which seeks to affect control of the Company or any affiliate of the Company or has the purpose of circumventing any provision of this Agreement.

          15.  Breach.
               ------

          (a) If Sanford breaches any of the provisions of this Agreement in any material respect, then the Company may, at its sole option, following reasonable notice to Sanford and opportunity to cure, terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Sanford of all payments and benefits already provided pursuant to Sections 1, 2, 4, 5 and 6 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants in this Agreement, remaining in full force and effect.

          (i) The Company will not terminate pursuant to (a) of this Section 15 any benefits in which Sanford had vested as of the end of the Transition Period under the Company's 401(k) Savings Plan. Sanford's COBRA rights, if any, will not be reduced by any action taken by the Company under (a) of this Section 15.

          (ii)  Sanford may challenge any Company action under (a) of this
     Section 15.

          (b) Sanford acknowledges and agrees that the remedy at law available to the Company for breach by Sanford of any of his obligations under Sections 10, 11, 12 and 14 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Sanford acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Sanford's violation of any provision of Sections, 10, 11, 12 and 14 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

          (c) If the Company breaches any of the provisions of this Agreement in any material respect, then Sanford may, following reasonable notice to the Company and opportunity to cure, exercise all rights and remedies which Sanford may have and the Company shall reimburse Sanford for any costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection therewith.

          16.  Release by Sanford.
               ------------------

          a. Sanford for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company from any and all arbitrations,, claims (including, without limitations, claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Sanford now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company ("claims"), including but not limited to:

          (i) any and all claims, directly or indirectly, arising out of or relating to:
     (A) Sanford's past employment or service with the Company; and (B) Sanford's resignation as President and any other position described in
     Section 1(e) of this Agreement.

          (ii) any and all claims of discrimination, including but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"). Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical leave Act of 1993 and Ohio Revised Code Chapter 4112;

          (iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

          (iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements, including with limitation, the STERIS Corporation Health Care Plan, 401(k) Plan, STERIS Corporation 1997 Stock Option Plan, STERIS Corporation 1994 Equity Compensation Plan, STERIS Corporation Amended and Restated Non-Qualified Stock Option Plan and STERIS Corporation Amended Non-Qualified Stock Option Plan, all of which Sanford agrees are forfeited upon his resignation other than his rights which are set forth in this Agreement, his right to his account balances under the 401(k) Plan and his right to receive payment under the SEMICP with respect to the year ending March 31, 2000; provided that he shall remain entitled to the amounts and benefits specified in Sections 4, 5 and 6 above.
     Sanford agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

          b. Sanford understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Sanford ever had or now may have or ever will have against the Company to the extent provided in this Section 16. Sanford further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

          c.   Sanford further understands and acknowledges that:

          (i) The release provided for in this Section 16, including, without limitation, claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled; and

          (ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this
     Section 16, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound.

          d. Sanford will not file a lawsuit or other complaint asserting any claim that is released in this Section 16.

          e. Sanford and the Company acknowledge that the terms and conditions of this Agreement are made and are mutually agreed to by the Company and Sanford, and that Sanford waives and releases any claim that he has or may have to reemployment.

          f. For purposes of the above provisions of this Section 16, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

          17.  Release by the Company.
               ----------------------

          The Company, for itself and its successors and assigns, hereby releases, dismisses, remises and forever discharges the Executive and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind) (collectively, the "Executive Releasees") from any and all arbitrations, claims (including, without limitation, claims for attorneys' fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which it now has or may hereafter have against the Executive Releasees, on account of any matter which relates in any way, directly or indirectly, to the past, present of future business or affairs of the Company, whether known or unknown, relating to or arising out of the Executive's service as an officer or employee with the Company.

          18.  Continued Availability and Cooperation.
               --------------------------------------

          (a) Sanford shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Sanford's employment by the Company. This cooperation by Sanford shall include, but not be limited to:

          (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

          (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

          (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

          (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

          (b) Sanford shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Sanford, or with the requirements of any third party with whom Sanford has a business relationship permitted hereunder that provides remuneration to Sanford. Sanford shall not unreasonably withhold his availability for such cooperation.

          (c) Upon the Changeover Date, Sanford will update the Company as to the status of all pending matters for which he was responsible or otherwise involved.

          19.  Mutual Nondisclosure of Agreement.  Sanford and his heirs,
               ---------------------------------
executors, successors, assigns, representatives, and attorneys and the Company, its officers, directors, employees, attorneys and advisors shall hold the terms of this Agreement in strict confidence and shall not communicate, reveal, or disclose the terms of this Agreement to any other persons except as required by law or regulation and to Sanford's immediate family, to legal counsel, to tax consultants, and to the Corporate Controller and the Human Resources Directors, all of whom shall be instructed by Sanford and/or the Company similarly to hold the terms of this Agreement in the strictest confidence, and as otherwise required by law. Notwithstanding the foregoing, the parties acknowledge that this Agreement will be required to be filed with the Securities and Exchange Commission.

          20.  Warranties and Representations.
               ------------------------------

               (a) Steris represents and warrants that the Board of Directors of Steris has authorized the person whose signature appears below to execute this Agreement to bind the Company to all provisions contained in this Agreement.

               (b) Steris warrants and represents to Sanford that he continues to be insured by Steris' officers and directors liability insurance policy ("D&O Policy") for any current and/or future claims brought for any act which occurred or may occur while he was or is an officer, director or Special Advisor of Steris; and that he continues to be indemnified, pursuant to the regulations, bylaws and resolutions of the Corporation for any claims against him arising out of his duties as Chairman of the Board, President and Chief Executive Officer and as Special Advisor.

          21.  Non-Disparagement.  Neither party shall make any statements,
               -----------------
written or oral, to any third party which disparages, criticizes, discredits or otherwise operates to the detriment of Sanford or the Company, its officers, directors and employees and their respective business reputation and/or goodwill, except as required by law or regulation.

          22.  Invalidity.  The invalidity or unenforceability of any one (1)
               ----------
provision or part of this Agreement shall not render any other provision(s) or part(s) of this Agreement invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

          23.  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
between the parties to this Agreement, and there are no understandings between the parties other than those specifically and expressly set forth in this Agreement. Upon the Effective Date of this Agreement, this Agreement replaces and supersedes any prior employment agreements between Steris and Sanford (including, without limitation, the Employment Agreement, dated as of March 21, 2000, between Sanford and STERIS), except that the Agreement, dated July 23, 1998, between the Company and Sanford shall continue until the Changeover Date and then shall terminate and be of no further force or effect. Sanford agrees, recognizes and acknowledges that any employment agreement is made null and void by reason of this Agreement. This Agreement shall not be amended or modified in any manner except upon written agreement by the parties. Notwithstanding the foregoing, the Promissory Note shall remain in full force and effect until paid or forgiven as provided in Section 3 of this Agreement, and each Stock Option Award granted under the Option Plans between the parties shall remain in full force and effect throughout the Transition Period and Post-CEO Employment Period.

          24.  Originals.  Four (4) copies of this Agreement shall be executed
               ---------
as "originals" so that both Sanford and Steris and their counsel may possess an "original" fully-executed document. The parties to this Agreement expressly agree and recognize that each fully-executed "original" shall be binding and enforceable as an original document representing the agreements in this Agreement.

          25.  Governing Laws.  This Agreement shall be governed and interpreted
               --------------
pursuant to the laws of the State of Ohio.

          26.  Successors to the Company.  Except as otherwise provided in this
               -------------------------
Agreement, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

          27.  Arbitration.  In order to resolve any dispute which may arise out
               -----------
of or be related to this Agreement, Sanford shall have the right, in addition to all other rights and remedies provided by law, at his election, to seek arbitration in Cleveland, Ohio, under the rules of the American Arbitration Association, as to claims pursued by him, by serving a notice to arbitrate upon the Company. Notwithstanding the foregoing, the parties shall have the same rights of discovery under the Ohio Rules of Civil Procedure as if the dispute had been filed as an original action in an Ohio court of original jurisdiction.


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                                      -12-

          IN WITNESS WHEREOF, Sanford and Steris have executed this Agreement effective and binding as of the Effective Date of this Agreement.



                              /s/ Bill R. Sanford
                              -------------------
                              Bill R. Sanford

                              Dated: June 19, 2000



                              STERIS CORPORATION

                              By: /s/ David C. Dvorak
                              -----------------------
                              Title: Senior Vice President, General Counsel,
                                     and Secretary

                              Dated: June 19, 2000